NO LIFEGUARD ON DUTY
NO DIVING
POOL CAPACITY: 91

The Palazzo Communities
Park La Brea, CA

2017
2nd Quarter
Earnings Release

Aimco
APARTMENT HOMES

Page

1	Earnings Release

9	Consolidated Statements of Operations

10	Consolidated Balance Sheets

11	Schedule 1 – Funds From Operations and Adjusted Funds From Operations Reconciliation

12	Schedule 2 – Funds From Operations and Adjusted Funds From Operations Information

14	Schedule 3 – Property Net Operating Income

16	Schedule 4 – Apartment Home Summary

17	Schedule 5 – Capitalization and Financial Metrics

19	Schedule 6 – Same Store Operating Results

23	Schedule 7 – Real Estate Portfolio Data by Market

25	Schedule 8 – Disposition and Acquisition Activity

26	Schedule 9 – Real Estate Capital Additions Information

27	Schedule 10 – Redevelopment and Development Portfolio

32	Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

Aimco Reports Second Quarter Results
Denver, Colorado, July 27, 2017 - Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today second quarter results for 2017.
Chairman and Chief Executive Officer Terry Considine comments: “Business is good. Aimco has a simple business plan that is working well. Second quarter results provide confirmation: our focus on customer satisfaction and cost control produced Same Store NOI growth of 4.9%, an increase of $0.03 per share year-over-year. Our portfolio outside Same Store did even better, adding $0.04 per share year-over-year primarily from the continuing lease-up of redeveloped and newly-constructed apartment homes. Portfolio quality improved with the repurchase of our partner’s interest in the three Palazzo communities: adjusted for that transaction, average monthly revenue per apartment home reached $2,038, up 7% from the prior year. Our balance sheet remains strong with abundant liquidity, and Aimco was once again recognized as one of Colorado’s top workplaces.”
Chief Financial Officer Paul Beldin adds: “Second quarter AFFO of $0.51 per share was $0.03 per share ahead of the midpoint of our guidance range with the outperformance driven by lower than anticipated interest and general and administrative expenses as well as somewhat better than expected performance by our non-Same Store real estate operations. Considering our solid second quarter performance and what we can see ahead, I remain confident in our full year Same Store, FFO and AFFO guidance and project third quarter AFFO to be in a range from $0.50 to $0.54 per share.”
Financial Results: Second Quarter FFO Up 3%; AFFO Up 2%

	SECOND QUARTER			YEAR-TO-DATE
(all items per common share - diluted)	2017	2016	Variance	2017	2016	Variance
Net income	$0.10	$1.41	(93)%	$0.17	$1.57	(89)%
Funds From Operations (FFO)	$0.61	$0.59	3%	$1.19	$1.16	3%
Deduct Aimco share of Capital Replacements	$(0.10)	$(0.09)	11%	$(0.17)	$(0.15)	13%
Adjusted Funds From Operations (AFFO)	$0.51	$0.50	2%	$1.02	$1.01	1%
Net Income (per diluted common share) - Year-over-year, second quarter net income decreased primarily due to lower gains on the sale of apartment communities in 2017 as compared to 2016.
FFO (per diluted common share) - Aimco’s second quarter FFO increased by $0.02 per share, or 3%, on a year-over-year basis. The primary drivers of the increase in FFO per share were:

•	$0.03 increase from Same Store Property Net Operating Income growth of 4.9%, driven primarily by an increase in revenue of 3.4% and a reduction in operating expenses;

•
$0.04 increase from Net Operating Income growth from our portfolio outside of Same Store, primarily from the lease-up of renovated homes in our Redevelopment communities and also from the lease-up of One Canal in Boston, Massachusetts and Indigo in Redwood City, California; plus

•	$0.04 from lower interest expense, lower general and administrative costs and lower other expenses.
These increases of $0.11 in FFO per share were offset by reductions of $0.09: $0.04 of planned reductions in earnings from the Asset Management business, which we are exiting; $0.02 from lower tax benefits; and $0.03 from the loss of income from apartment communities sold in 2016.

1

Adjusted Funds from Operations (per diluted common share) - The $0.02 increase year-over-year in FFO was partially offset by $0.01 due to Aimco’s planned increase in capital replacement spending during second quarter 2017, resulting in a $0.01, or 2%, year-over-year increase in AFFO per share.
Operating Results: Second Quarter Same Store NOI Up 4.9%

	SECOND QUARTER					YEAR-TO-DATE
	Year-over-Year			Sequential		Year-over-Year
	2017	2016	Variance	1st Qtr.	Variance	2017	2016	Variance
Average Rent Per Apartment Home	$1,756	$1,695	3.6%	$1,747	0.5%	$1,751	$1,685	3.9%
Other Income Per Apartment Home	176	173	1.7%	174	1.1%	175	173	1.2%
Average Revenue Per Apartment Home	$1,932	$1,868	3.4%	$1,921	0.6%	$1,926	$1,858	3.7%
Average Daily Occupancy	95.9%	96.0%	(0.1)%	95.9%	—%	95.9%	96.1%	(0.2)%

$ in Millions
Revenue	$145.9	$141.1	3.4%	$145.0	0.6%	$290.9	$281.0	3.5%
Expenses	41.7	41.9	(0.3)%	42.9	(2.8)%	84.6	83.8	1.1%
NOI	$104.2	$99.2	4.9%	$102.1	2.0%	$206.3	$197.2	4.6%
Same Store Rental Rates - Aimco measures changes in rental rates by comparing, on a lease-by-lease basis, the rate on a newly executed lease to the rate on the expiring lease for that same apartment. Newly executed leases are classified either as a new lease, where a vacant apartment is leased to a new customer, or as a renewal. During second quarter, the pace of Aimco’s rent growth accelerated from 1.9% in the first quarter to 2.7% in the second quarter. This acceleration continued in July.
Preliminary July weighted average lease rates are up 3.2%, with renewals up 4.6% and new lease rates up 2.0%. Through the date of this release, Aimco had completed approximately two-thirds of its expected 2017 lease transactions. The weighted average lease rates for these 16,600 leases is an increase of 3.0%.
The table below details changes in new and renewal lease rates.

2017	1st Qtr.	Apr	May	Jun	2nd Qtr.	Year-to-Date
Renewal rent increases	5.1%	4.5%	4.6%	4.8%	4.6%	4.8%
New lease rent increases	(1.0)%	—%	1.5%	1.2%	1.0%	0.5%
Weighted average rent increases	1.9%	2.1%	3.0%	2.8%	2.7%	2.5%
Redevelopment and Development
During second quarter, Aimco invested $47 million in ongoing redevelopment and development projects and expanded its redevelopment pipeline by $38 million. The total estimated net investment for these redevelopment and development communities is $554 million with a projected weighted average net operating income yield on these investments of 6.1%.
At Park Towne Place, a mixed-use residential community located in Center City, Philadelphia, Aimco is redeveloping the four towers, one at a time. Aimco has substantially completed the redevelopment and lease-up of the first two towers. Construction of the third tower is underway and on schedule for completion later this year. Aimco has already re-leased 57% of the apartment homes in the third tower. Based on the success of the first three towers, Aimco is evaluating the optimal timing to redevelop the fourth tower.

2

During second quarter, Aimco commenced a $28 million phased redevelopment of Palazzo East at Park La Brea, a 611 apartment home community located in Los Angeles, California. The redevelopment plan includes the renovation of the apartment homes as well as common areas. The redevelopment will enable Aimco to differentiate this community from the three nearby Aimco apartment communities (Palazzo at Park La Brea, Broadcast Center and Villas at Park La Brea) to serve distinct market segments. Approval of the second phase is expected next year.
During second quarter, Aimco also began an initial phase of redevelopment for the Flamingo South Beach, a 1,294 apartment home community in Miami, Florida. This initial phase includes the full upgrade of property-wide security systems and elevators, as well as upgrades to common areas. Approval of the second phase is expected later in 2017 and is expected to include renovation of the apartment homes within the community.
Aimco currently has nine communities under redevelopment, with an expected increase in average monthly revenue of $409 per apartment home. Second quarter leasing activities included 541 apartment homes, primarily at Park Towne Place and The Sterling, in Center City Philadelphia. Rent achievement at these two communities averaged 138% of pre-redevelopment rents and contributed to incremental redevelopment related revenues over second quarter 2016 of $1 million.
Additionally during the quarter, Aimco completed the lease-up of Indigo in Redwood City, California. When combined with activity at One Canal in Boston, a total of 135 leases were transacted during the second quarter, contributing to $7 million of incremental revenue compared to the second quarter of 2016.
At June 30, 2017, Aimco’s lease-up exposure is primarily limited to Park Towne Place, where there are approximately 150 apartment homes to rent once construction is completed in the third tower.
Portfolio Management: Pro Forma Revenue Per Apartment Home Up 7% to $2,038
Aimco portfolio strategy seeks predictable rent growth from a portfolio of apartment communities that is diversified across “A,” “B” and “C+” price points, averaging “B/B+” in quality, and that is also diversified across the largest markets in the U.S. Please refer to the Glossary for a description of Aimco Portfolio Quality Ratings.
As part of its portfolio strategy, Aimco seeks to sell each year up to 10% of the apartment communities in its portfolio and to reinvest the proceeds from such sales in prospects with higher projected free cash flow returns than expected from the communities sold, such as property upgrades, redevelopment of communities in its current portfolio, occasional development of new communities, and selective acquisitions of apartment communities. Through this disciplined approach to capital recycling, Aimco has significantly increased the quality and expected growth rate of its portfolio.

	SECOND QUARTER
	2017	2016	Variance
Apartment Communities	141	144	(3)
Apartment Homes	39,187	40,080	(893)
Revenue per Apartment Home	$2,038	$1,908	7%
Portfolio Average Rents as a Percentage of Local Market Average Rents	113%	113%	—%
Percentage A (2Q 2017 Revenue per Apartment Home $2,658)	53%	50%	3%
Percentage B (2Q 2017 Revenue per Apartment Home $1,752)	33%	37%	(4)%
Percentage C+ (2Q 2017 Revenue per Apartment Home $1,693)	14%	13%	1%
NOI Margin	69%	67%	2%
Free Cash Flow Margin	63%	62%	1%

3

Acquisition of 100% Interest in Palazzo Communities - On June 30, Aimco reacquired for $452 million the 47% limited partner interest in the Palazzo joint venture. Aimco once again owns 100% of the three Palazzo apartment communities: Palazzo at Park La Brea, a 521 apartment home community; Palazzo East at Park La Brea, a 611 apartment home community; and Villas at Park La Brea, a 250 apartment home community. The communities are located in the Mid-Wilshire district of Los Angeles. Aimco contracted for the communities’ construction 15 years ago and has operated the communities since their completion. The acquisition is expected to be leverage neutral once short-term borrowings are refunded by sales of lower-rated apartment communities. This transaction shifts capital from submarkets with lower revenue growth to a submarket with 30% higher rent growth and 21% higher free cash flow margins.
Second Quarter Real Estate Portfolio - Adjusting for the Palazzo transaction, Aimco’s Real Estate portfolio average monthly revenue per apartment home was $2,038 for second quarter 2017, a 7% increase compared to second quarter 2016. Year-over-year growth in Same Store average rent and other income per apartment home of 3.6% and 1.7%, respectively, resulted in monthly revenue per apartment home growth of 3.4%. The sale of apartment communities in 2016 with average monthly revenues per apartment home substantially lower than those of the retained portfolio and reinvestment of the sales proceeds through redevelopment, development and acquisition of apartment communities with higher rents and better free cash flow return prospects also contributed to the growth in average revenue per apartment home.
Balance Sheet and Liquidity
Aimco Leverage
Aimco targets net leverage of $3.8 billion. In second quarter, Aimco increased its leverage above this target to acquire the 47% limited partner interest in the Palazzo joint venture. The increase in leverage included the assumption of $141 million in existing non-recourse property debt, $250 million in a new term loan, and $61 million in borrowings under the revolving credit facility. Aimco plans to sell apartment communities in Rhode Island, Virginia, Maryland, and New Jersey to repay the term loan and reduce leverage to its $3.8 billion target.
Term Loan - On June 30, 2017, Aimco amended its credit facility to provide for the $250 million term loan described above. The term loan matures on June 30, 2018, has a one-year extension option, and bears interest at 30-day LIBOR plus 135 basis points. Aimco paid lender and other fees of $1 million in connection with the term loan, which will be reflected as additional interest over the duration of the loan.
Non-recourse Property Debt - During the second quarter, Aimco priced seven loans totaling $79 million. These loans have a weighted average interest rate of 3.46%, a spread of 129 basis points over the corresponding treasury rates at the time of pricing.
Aimco leverage includes Aimco’s share of long-term, non-recourse property debt secured by apartment communities in the Real Estate portfolio, a one-year term loan, outstanding borrowings under its revolving credit facility, and outstanding preferred equity. Aimco leverage excludes non-recourse property debt obligations of consolidated partnerships served by its Asset Management business (described further in the Glossary). Please refer to Supplemental Schedule 5(a) for the presentation of Aimco leverage and a reconciliation of Aimco proportionate leverage to Aimco’s consolidated leverage.

4

	AS OF JUNE 30, 2017
$ in Millions	Amount	% of Total	Weighted Avg. Maturity (Yrs.)
Aimco share of long-term, non-recourse property debt	$3,624	83%	7.1
Term loan	250	6%	1.0
Outstanding borrowings on revolving credit facility	246	6%	4.6
Preferred Equity*	227	5%	40.0
Total leverage	$4,347	100%	8.3

*
Aimco’s Preferred Equity is perpetual in nature; however, for illustrative purposes, Aimco has computed the weighted average maturity of its total leverage assuming a 40-year maturity for its Preferred Equity.

Leverage Ratios
Aimco target leverage ratios are Proportionate Debt and Preferred Equity to Adjusted EBITDA below 7.0x and Adjusted EBITDA to Interest Expense and Preferred Dividends greater than 2.5x. Aimco also focuses on the ratios of Proportionate Debt to Adjusted EBITDA and Adjusted EBITDA to Adjusted Interest Expense. Please see the Glossary for definitions of these non-GAAP measures and, where appropriate, reconciliations to the nearest GAAP measure.

SECOND QUARTER 2017
Proportionate Debt to Adjusted EBITDA	6.8x
Proportionate Debt and Preferred Equity to Adjusted EBITDA	7.2x
Adjusted EBITDA to Adjusted Interest Expense	3.7x
Adjusted EBITDA to Adjusted Interest Expense and Preferred Dividends	3.3x
Due to the lease-up of apartment communities recently acquired, developed or redeveloped, computation of Aimco’s leverage ratios using trailing 12-month Adjusted EBITDA is not reflective of current period operating results, nor material transactions. This variance is demonstrated by Aimco’s June 30, 2017 acquisition of the limited partner interests in the Palazzo joint venture. Accordingly, Aimco revised its calculation of leverage ratios to be based on the current quarter results, annualized, and adjusted further to reflect the acquisition of limited partner interests in the Palazzo joint venture as if it had closed on April 1, 2017.
Changing from trailing 12-months to annualized second quarter results lowered Aimco’s Proportionate Debt to Adjusted EBITDA and Proportionate Debt and Preferred Equity to Adjusted EBITDA by 0.2x, primarily due to the increased contribution from the lease-up of apartment communities discussed above. The consideration of the Palazzo acquisition lowered the same ratios by another 0.2x.
Aimco expects improvement in leverage metrics from earnings growth, primarily due to increasing contribution from redevelopment and lease-up apartment communities and reduction in debt balances due to regularly scheduled debt amortization and apartment community sales, partially offset by the loss of earnings from sold communities. Aimco expects that these activities will reduce its Proportionate Debt to Adjusted EBITDA and Proportionate Debt and Preferred Equity to Adjusted EBITDA ratios by year-end to approximately 6.2x and 6.6x, respectively.

5

Liquidity
At June 30, 2017, Aimco held cash and restricted cash of $84 million and had available capacity to borrow $343 million under its revolving credit facility, after consideration of outstanding borrowings of $246 million and $11 million of letters of credit backed by the facility. Aimco uses its credit facility primarily for working capital and other short-term purposes and to secure letters of credit.
Aimco also held unencumbered apartment communities with an estimated fair market value of approximately $1.8 billion.
Dividend - As previously announced, the Aimco Board of Directors declared a quarterly cash dividend of $0.36 per share of Class A Common Stock for the quarter ended June 30, 2017. On an annualized basis, this represents an increase of 9% compared to the dividends paid during 2016. This dividend is payable on August 31, 2017, to stockholders of record on August 18, 2017.

6

2017 Outlook

($ Amounts represent Aimco Share)	YEAR-TO-DATE JUNE 30, 2017	FULL YEAR 2017	PREVIOUS FULL YEAR 2017

Net Income per share	$0.17	$2.70 to $3.20	$0.38 to $0.48
FFO per share	$1.19	$2.40 to $2.48	$2.40 to $2.48
AFFO per share	$1.02	$2.08 to $2.16	$2.08 to $2.16

Select Components of FFO
Same Store Operating Measures
Revenue change compared to prior year	3.5%	3.00% to 3.60%	3.00% to 3.60%
Expense change compared to prior year	1.1%	0.80% to 1.40%	0.80% to 1.40%
NOI change compared to prior year	4.6%	3.75% to 4.75%	3.75% to 4.75%

Non-Core Earnings
Tax credit income, net [1]	$5M	$10M	$10M
Historic Tax Credit benefit	$3M	$4M to $5M	$4M to $5M
Other tax benefits, net	$7M	$15M to $17M	$15M to $17M
Total Non-Core Earnings	$15M	$29M to $32M	$29M to $32M

Offsite Costs
Property management expenses	$10M	$21M	$21M
General and administrative expenses	$21M	$45M	$45M
Total Offsite Costs	$31M	$66M	$66M

Capital Investments
Redevelopment and development	$88M	$160M to $200M	$160M to $200M
Property upgrades	$51M	$85M to $95M	$70M to $90M

Transactions
Property dispositions - Real Estate	$0M	$550M to $650M	$160M to $550M
Property acquisitions [2]	$452M	$452M	$0M

Portfolio Quality
Average revenue per apartment home [3]	$2,038	~$2,100	~$2,100

Balance Sheet
Proportionate Debt to Adjusted EBITDA [4]	6.8x	~6.2x	~6.0x
Proportionate Debt and Preferred Equity to Adjusted EBITDA [4]	7.2x	~6.6x	~6.4x
Value of unencumbered properties	~$1.8B	~$1.7B	~1.9B

[1]	Previous full year 2017 guidance shown in the table has been adjusted to be presented net of related costs.
[2]	Represents Aimco’s acquisition of the 47% limited partner interest in the Palazzo joint venture.
[3]	Average revenue per apartment home for the quarter ended June 30, 2017 is adjusted for the effect of the acquisition of the 47% limited partner interest in the Palazzo joint venture.
[4]	Previous full year 2017 guidance shown in the table was based on trailing twelve month Adjusted EBITDA. June 30, 2017 ratios are adjusted for the effect of the Palazzo acquisition.

7

($ Amounts represent Aimco Share)	THIRD QUARTER 2017

Net income per share	$0.08 to $0.12
FFO per share	$0.60 to $0.64
AFFO per share	$0.50 to $0.54
Earnings Conference Call Information

Live Conference Call:	Conference Call Replay:
Friday, July 28, 2017 at 1:00 p.m. ET	Replay available until October 28, 2017
Domestic Dial-In Number: 1-888-317-6003	Domestic Dial-In Number: 1-877-344-7529
International Dial-In Number: 1-412-317-6061	International Dial-In Number: 1-412-317-0088
Passcode: 9313459	Passcode: 10109660
Live webcast and replay: www.aimco.com/investors
Supplemental Information
The full text of this Earnings Release and the Supplemental Information referenced in this release are available on Aimco’s website at www.aimco.com/investors.
Glossary & Reconciliations of Non-GAAP Financial and Operating Measures
Financial and operating measures found in this Earnings Release and the Supplemental Information include certain financial measures used by Aimco management that are measures not defined under accounting principles generally accepted in the United States (“GAAP”). These measures are defined in the Glossary in the Supplemental Information and reconciled to the most comparable GAAP measures.
About Aimco
Aimco is a real estate investment trust focused on the ownership and management of quality apartment communities located in select markets in the United States. Aimco is one of the country’s largest owners and operators of apartments, with ownership interests in 187 communities in 22 states and the District of Columbia. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV, and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.
Contact
Lynn Stanfield, Senior Vice President, Finance
Investor Relations 303-793-4661, investor@aimco.com

8

Forward-looking Statements

This Earnings Release and Supplemental Information contain forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding projected results and specifically forecasts of third quarter and full year results, including but not limited to: FFO, Pro forma FFO and selected components thereof; AFFO; Aimco redevelopment and development investments and projected yield on such investments, timelines and Net Operating Income contribution; expectations regarding sales of Aimco apartment communities and the use of proceeds thereof; and Aimco liquidity and leverage metrics.
These forward-looking statements are based on management’s judgment as of this date, which is subject to risks and uncertainties. Risks and uncertainties include, but are not limited to: Aimco’s ability to maintain current or meet projected occupancy, rental rate and property operating results; the effect of acquisitions, dispositions, redevelopments and developments; Aimco’s ability to meet budgeted costs and timelines, and achieve budgeted rental rates related to Aimco redevelopments and developments; and Aimco’s ability to comply with debt covenants, including financial coverage ratios.
Actual results may differ materially from those described in these forward-looking statements and, in addition, will be affected by a variety of risks and factors, some of which are beyond Aimco’s control, including, without limitation:

•
Real estate and operating risks, including fluctuations in real estate values and the general economic climate in the markets in which Aimco operates and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; the amount, location and quality of competitive new housing supply; the timing of acquisitions, dispositions, redevelopments and developments; and changes in operating costs, including energy costs;

•
Financing risks, including the availability and cost of capital markets’ financing; the risk that cash flows from operations may be insufficient to meet required payments of principal and interest; and the risk that earnings may not be sufficient to maintain compliance with debt covenants;

•	Insurance risks, including the cost of insurance, and natural disasters and severe weather such as hurricanes; and

•
Legal and regulatory risks, including costs associated with prosecuting or defending claims and any adverse outcomes; the terms of governmental regulations that affect Aimco and interpretations of those regulations; and possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of apartment communities presently or previously owned by Aimco.

In addition, Aimco’s current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code and depends on Aimco’s ability to meet the various requirements imposed by the Internal Revenue Code, through actual operating results, distribution levels and diversity of stock ownership.
Readers should carefully review Aimco’s financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Aimco’s Annual Report on Form 10-K for the year ended December 31, 2016, and the other documents Aimco files from time to time with the Securities and Exchange Commission.
These forward-looking statements reflect management’s judgment as of this date, and Aimco assumes no obligation to revise or update them to reflect future events or circumstances. This press release does not constitute an offer of securities for sale.

Consolidated Statements of Operations
(in thousands, except per share data) (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
REVENUES
Rental and other property revenues attributable to Real Estate	$227,703	$223,741	$452,931	$446,332
Rental and other property revenues of partnerships served by Asset Management business	18,533	19,130	37,095	38,020
Tax credit and transaction revenues	2,856	8,347	5,547	13,105
Total revenues	249,092	251,218	495,573	497,457

OPERATING EXPENSES
Property operating expenses attributable to Real Estate	79,014	79,708	158,640	159,180
Property operating expenses of partnerships served by Asset Management business	8,382	9,252	17,579	18,789
Depreciation and amortization	89,155	80,680	176,323	160,508
General and administrative expenses	10,108	11,616	21,071	23,914
Other expenses, net	2,727	5,526	4,465	7,096
Total operating expenses	189,386	186,782	378,078	369,487
Operating income	59,706	64,436	117,495	127,970
Interest income	2,012	1,843	4,204	3,678
Interest expense	(46,858)	(48,894)	(94,740)	(96,528)
Other, net	200	4,906	665	4,983
Income before income taxes and gain on dispositions	15,060	22,291	27,624	40,103
Income tax benefit	5,023	7,121	10,008	13,007
Income before gain on dispositions	20,083	29,412	37,632	53,110
Gain on dispositions of real estate, net of tax	1,508	216,541	1,114	222,728
Net income	21,591	245,953	38,746	275,838
Noncontrolling interests:
Net income attributable to noncontrolling interests in consolidated real estate partnerships	(813)	(8,677)	(1,764)	(9,607)
Net income attributable to preferred noncontrolling interests in Aimco OP	(1,939)	(1,708)	(3,888)	(3,434)
Net income attributable to common noncontrolling interests in Aimco OP	(787)	(11,135)	(1,344)	(12,307)
Net income attributable to noncontrolling interests	(3,539)	(21,520)	(6,996)	(25,348)
Net income attributable to Aimco	18,052	224,433	31,750	250,490
Net income attributable to Aimco preferred stockholders	(2,149)	(2,758)	(4,297)	(5,515)
Net income attributable to participating securities	(60)	(293)	(119)	(370)
Net income attributable to Aimco common stockholders	$15,843	$221,382	$27,334	$244,605

Net income attributable to Aimco per common share – basic	$0.10	$1.42	$0.17	$1.57

Net income attributable to Aimco per common share – diluted	$0.10	$1.41	$0.17	$1.57

Weighted average common shares outstanding – basic	156,305	156,375	156,282	155,876

Weighted average common shares outstanding – diluted	156,715	156,793	156,735	156,248

9

Consolidated Balance Sheets
(in thousands) (unaudited)

	June 30, 2017	December 31, 2016
Assets
Real estate	$8,003,677	$7,931,117
Accumulated depreciation	(2,468,206)	(2,421,357)
Net real estate	5,535,471	5,509,760
Cash and cash equivalents	44,869	45,821
Restricted cash	39,331	36,405
Goodwill	37,808	37,808
Other assets	209,783	255,960
Assets of partnerships served by Asset Management business:
Real estate, net	231,881	245,648
Cash and cash equivalents	18,893	15,423
Restricted cash	30,288	33,501
Other assets	50,878	52,492
Total Assets	$6,199,202	$6,232,818

Liabilities and Equity
Non-recourse property debt secured by Aimco Real Estate communities	$3,634,336	$3,648,623
Debt issue costs	(17,154)	(18,347)
Non-recourse property debt, net	3,617,182	3,630,276
Term loan, net	249,040	—
Revolving credit facility borrowings	245,720	17,930
Accrued liabilities and other	203,997	218,937
Liabilities of partnerships served by Asset Management business:
Non-recourse property debt, net	229,631	236,426
Accrued liabilities and other	58,641	62,630
Deferred income [1]	15,355	18,452
Total Liabilities	4,619,566	4,184,651

Preferred noncontrolling interests in Aimco OP	101,537	103,201
Equity:
Perpetual preferred stock	125,000	125,000
Class A Common Stock	1,570	1,569
Additional paid-in capital	3,897,621	4,051,722
Accumulated other comprehensive income	896	1,011
Distributions in excess of earnings	(2,530,585)	(2,385,399)
Total Aimco equity	1,494,502	1,793,903
Noncontrolling interests in consolidated real estate partnerships	(2,609)	151,121
Common noncontrolling interests in Aimco OP	(13,794)	(58)
Total equity	1,478,099	1,944,966
Total liabilities and equity	$6,199,202	$6,232,818

[1]
Deferred income primarily represents cash received by Aimco and other amounts required by GAAP to be recognized in earnings in future periods as Aimco performs certain responsibilities under tax credit agreements or as other events occur. Please refer to the Glossary for information about the Asset Management business and a projection of the timing of income recognition related to the tax credit arrangements.

10

Supplemental Schedule 1

Funds From Operations and Adjusted Funds From Operations Reconciliation
(in thousands, except per share data) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net income attributable to Aimco common stockholders	$15,843	$221,382	$27,334	$244,605
Adjustments:
Real estate depreciation and amortization, net of noncontrolling partners’ interest	84,649	76,200	167,530	151,496
Gain on dispositions and other, net of noncontrolling partners’ interest	(1,741)	(213,835)	(2,180)	(219,885)
Income tax provision related to gain on dispositions and other	410	2,266	1,442	2,461
Common noncontrolling interests in Aimco OP’s share of above adjustments	(3,783)	6,481	(7,633)	3,154
Amounts allocable to participating securities	(41)	154	(79)	96
FFO / Pro forma FFO Attributable to Aimco common stockholders	$95,337	$92,648	$186,414	$181,927
Capital Replacements, net of common noncontrolling interests in Aimco OP and participating securities	(15,360)	(14,335)	(26,306)	(24,721)
AFFO Attributable to Aimco common stockholders	$79,977	$78,313	$160,108	$157,206

Weighted average common shares outstanding	156,305	156,375	156,282	155,876
Dilutive common share equivalents	410	418	453	372
Total shares and dilutive share equivalents	156,715	156,793	156,735	156,248

Net income attributable to Aimco per common share – diluted	$0.10	$1.41	$0.17	$1.57
FFO / Pro forma FFO per share – diluted	$0.61	$0.59	$1.19	$1.16
AFFO per share – diluted	$0.51	$0.50	$1.02	$1.01

11

Supplemental Schedule 2

Funds From Operations and Adjusted Funds From Operations Information					(page 1 of 2)
Three and Six Months Ended June 30, 2017 Compared to Three and Six Months Ended June 30, 2016
(consolidated amounts, in thousands) (unaudited)

		Three Months Ended		Six Months Ended
		June 30,		June 30,
	2017 Aimco Share [1]	2017	2016	2017	2016
Real Estate [2]
Rental and other property revenues
Same Store	100%	$146,557	$141,857	$292,333	$282,441
Redevelopment and Development	87%	44,954	41,027	89,343	81,925
Acquisition	100%	5,462	948	10,336	1,820
Other Real Estate	100%	30,748	30,578	60,898	58,942
Total rental and other property revenues	97%	227,721	214,410	452,910	425,128
Property operating expenses
Same Store	99%	41,932	42,065	85,061	83,756
Redevelopment and Development	88%	16,099	15,630	31,749	30,402
Acquisition	100%	2,146	536	4,376	992
Other Real Estate	100%	11,361	11,782	22,980	22,997
Total property operating expenses	97%	71,538	70,013	144,166	138,147
Real Estate net operating income	97%	156,183	144,397	308,744	286,981

Property management expenses	98%	(5,072)	(5,226)	(10,074)	(10,416)
Casualties	99%	(2,363)	(639)	(4,287)	(2,586)
Other Expense, net	98%	(886)	(648)	(1,356)	(938)
Interest expense on non-recourse property debt	97%	(42,101)	(43,974)	(85,677)	(87,184)
Interest income	100%	1,744	1,617	3,465	3,205
FFO related to Sold and Held for Sale communities	100%	7	5,273	(91)	13,112
Contribution from Real Estate	97%	107,512	100,800	210,724	202,174

Asset Management [3]
Net operating income of partnerships served by Asset Management business	105%	11,157	10,431	21,673	20,466
Interest expense on non-recourse property debt of partnerships	106%	(3,280)	(3,374)	(6,511)	(6,659)
FFO related to Sold and Held for Sale communities	100%	194	826	358	1,437
Amount available for payment of Asset Management fees	104%	8,071	7,883	15,520	15,244
Tax credit income, net	100%	2,516	4,441	5,029	8,907
Other income	85%	420	5,715	882	7,034
Asset management expenses	105%	(1,350)	(1,491)	(2,912)	(2,893)
Contribution from Asset Management	102%	9,657	16,548	18,519	28,292

General and administrative and investment management expenses	100%	(10,108)	(11,616)	(21,071)	(23,914)
Depreciation and amortization related to non-real estate assets	100%	(2,549)	(2,727)	(4,994)	(5,399)
Other expense, net [4]	99%	(1,369)	(4,164)	(1,771)	(5,137)
Interest expense on corporate borrowings	100%	(1,434)	(1,407)	(2,430)	(2,409)
Historic tax credit benefit	100%	1,895	4,471	3,096	6,902
Other tax benefits, net	100%	3,129	3,365	6,970	6,810
Preferred dividends and distributions	100%	(4,088)	(4,466)	(8,185)	(8,949)
Common noncontrolling interests in Aimco OP	100%	(4,570)	(4,655)	(8,977)	(9,153)
Amounts allocated to participating securities	100%	(101)	(139)	(198)	(274)
Aimco share of amounts associated with unconsolidated partnerships	[5]	419	791	983	1,715
Noncontrolling interests’ share of the above amounts	[5]	(3,056)	(4,153)	(6,252)	(8,731)
FFO / Pro Forma FFO Attributable to Aimco common stockholders		$95,337	$92,648	$186,414	$181,927
Capital Replacements		(15,596)	(15,232)	(27,241)	(26,322)
Noncontrolling interests’ share of Capital Replacements		236	897	935	1,601
AFFO Attributable to Aimco common stockholders		$79,977	$78,313	$160,108	$157,206

Please see the following page for footnote descriptions

12

Supplemental Schedule 2 (continued)

Funds From Operations and Adjusted Funds From Operations Information	(page 2 of 2)

[1]
Represents percentages readers may use to calculate Aimco share of the consolidated amounts presented, based on results for three and six months ended June 30, 2017. Aimco share of certain items may exceed 100% due to the inclusion of its share of unconsolidated partnership items, which are excluded from the consolidated amounts shown. On June 30, 2017, Aimco acquired the 47% limited partner interest in the Palazzo joint venture. The three apartment communities held by the joint venture are included in Redevelopment and Development communities. For the remainder of the year, Aimco’s proportionate share of these communities will be 100% and the full year proportionate share of the Redevelopment and Development operating results is expected to approximate 93%. Please refer to the discussion of Aimco Proportionate Financial Information in the Glossary for further information.

[2]
Contribution from Real Estate consists of property net operating income and other items of income or expense that relate to this portfolio, including property management expenses, casualty losses, interest expense related to non-recourse property debt encumbering the communities in this portfolio, and interest income Aimco earns on its investment in a securitization trust that holds certain Aimco property debt. The communities included in the Real Estate portfolio are primarily market rate apartment communities.

[3]
Contribution from Asset Management includes: fees and other amounts paid to Aimco from the net operating income of partnerships that own low-income housing tax credit apartment communities less interest expense incurred on non-recourse property debt obligations of the partnerships; income associated with delivery of tax credits to the non-Aimco investors in the partnerships (including amounts received during the period and amounts received in previous periods); and other income less asset management expenses (including certain allocated offsite costs related to the operation of this business).

Aimco estimates net asset value for its Asset Management business as the present value of the future cash flows Aimco expects to receive. Following repayment of such fees and other amounts due to Aimco, residual cash flows generally accrue to the non-Aimco limited partners. A multiple of 5.5x (which multiple may vary over time), may be applied to the annualized second quarter Contribution from Asset Management to arrive at Aimco’s estimate of net asset value of the Asset Management business.

[4]	Other expense, net, which is not allocated to Real Estate or Asset Management primarily consists of insurance expense and certain legal costs.
[5]
Represents Aimco share of FFO and Pro forma FFO amounts of its unconsolidated communities and the noncontrolling interest partners’ share of such amounts for consolidated communities. These amounts are included in the calculated percentages shown for Aimco share of the consolidated amounts.

13

Supplemental Schedule 3(a)

Property Net Operating Income - Real Estate
Trailing Five Quarters
(consolidated amounts, in thousands) (unaudited)
		Three Months Ended
	2017 Aimco Share [1]	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Rental and other property revenues
Same Store	100%	$146,557	$145,776	$145,130	$144,864	$141,857
Redevelopment and Development [2]	87%	44,954	44,389	43,554	42,871	41,027
Acquisition	100%	5,462	4,875	4,106	1,740	948
Other Real Estate	100%	30,748	30,150	30,323	31,114	30,578
Total rental and other property revenues	97%	$227,721	$225,190	$223,113	$220,589	$214,410

Property operating expenses
Same Store	99%	$41,932	$43,129	$39,790	$43,021	$42,065
Redevelopment and Development [2]	88%	16,099	15,650	15,386	16,340	15,630
Acquisition	100%	2,146	2,230	2,192	1,193	536
Other Real Estate	100%	11,361	11,619	11,033	11,888	11,782
Total property operating expenses	97%	$71,538	$72,628	$68,401	$72,442	$70,013

Property Net Operating Income
Same Store	100%	$104,625	$102,647	$105,340	$101,843	$99,792
Redevelopment and Development [2]	86%	28,855	28,739	28,168	26,531	25,397
Acquisition	100%	3,316	2,645	1,914	547	412
Other Real Estate	100%	19,387	18,531	19,290	19,226	18,796
Total Property Net Operating Income	97%	$156,183	$152,562	$154,712	$148,147	$144,397

Property net operating income in the table above is presented on a consolidated basis, which includes 100% of consolidated real estate partnership results and excludes the results of unconsolidated real estate partnerships, which are accounted for using the equity method of accounting.

[1]
Represents percentages readers may use to calculate Aimco’s share of the consolidated amounts presented based on results for the three months 2017, which may be used as a proxy for earlier periods shown. Aimco’s share of certain items may exceed 100% due to the inclusion of its share of unconsolidated partnership items, which are excluded from the consolidated amounts shown. Please refer to the discussion of Aimco Proportionate Financial Information in the Glossary for further information.

[2]
On June 30, 2017, Aimco acquired the 47% limited partner interest in the Palazzo joint venture. The 2017 Aimco share percentages included in the table above were calculated using Aimco’s 53% interest in these communities for purposes of calculating historical proportionate share. Aimco now owns 100% of the communities in this joint venture and as such Aimco’s share of operations of the Redevelopment and Development communities will be approximately 100% in future periods and is expected to approximate 93% for the full year 2017.

14

Supplemental Schedule 3(b)

Property Net Operating Income - Sold and Held For Sale Communities
Trailing Five Quarters
(consolidated amounts, in thousands) (unaudited)

	Three Months Ended
	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Sold and Held for Sale Property Net Operating Income [1]
Sold Apartment Communities:
Real Estate	$—	$—	$2,706	$3,532	$5,537
Asset Management	52	263	358	273	972
Total Sold and Held for Sale Property Net Operating Income	$52	$263	$3,064	$3,805	$6,509

[1]
Property net operating income for Sold and Held for Sale communities presented above reflects consolidated, or 100%, amounts and is included in the FFO related to sold and held for sale apartment communities lines on Supplemental Schedule 2.

15

Supplemental Schedule 4

Apartment Home Summary
As of June 30, 2017
(unaudited)
	Number of Apartment Communities	Number of Apartment Homes	Aimco Share of Apartment Homes
Real Estate Portfolio:
Consolidated
Same Store	92	26,386	26,239
Redevelopment and Development [1]	15	6,211	6,201
Acquisitions	2	578	578
Other Real Estate	28	5,870	5,743
Total Consolidated	137	39,045	38,761
Unconsolidated	4	142	72
Total Real Estate Portfolio	141	39,187	38,833

Asset Management:
Consolidated	39	6,211	n/a
Unconsolidated	7	687	n/a
Total Asset Management	46	6,898	n/a

Total	187	46,085	38,833

Please refer to the Glossary for definitions of Real Estate, each of the subcategories within Real Estate, and Asset Management.
[1] On June 30, 2016, Aimco acquired the 47% limited partner interest in the Palazzo joint venture and now owns 100% of the three apartment communities held by the venture. As a result of the transaction, Aimco’s share of the apartment homes in the Redevelopment and Development subcategory increased from 5,550 to 6,201.

16

Supplemental Schedule 5(a)

Capitalization and Financial Metrics
As of June 30, 2017
(dollars in thousands) (unaudited)

Leverage Balances and Characteristics [1]

Debt	Aimco Amounts	Aimco Share of Unconsolidated Partnerships	Noncontrolling Interests	Total Aimco Share		Weighted Average Maturity (Years)		Weighted Average Stated Interest Rate
Fixed rate loans payable	$3,551,194	$7,205	$(17,321)	$3,541,078		7.1		4.84%
Floating rate tax-exempt bonds	83,142	—	—	83,142		6.5		2.00%
Total non-recourse property debt	$3,634,336	$7,205	$(17,321)	$3,624,220	[2]	7.1		4.78%
Term loan	250,000	—	—	250,000	[3]	1.0		2.58%
Revolving credit facility borrowings	245,720	—	—	245,720		4.6		2.72%
Preferred Equity	226,537	—	—	226,537		40.0	[4]	7.22%
Total Leverage	$4,356,593	$7,205	$(17,321)	$4,346,477		8.3		4.67%
Cash and restricted cash	(84,200)	—	1,095	(83,105)
Securitization trust assets	(78,186)	—	—	(78,186)	[5]
Net Leverage	$4,194,207	$7,205	$(16,226)	$4,185,186

Leverage Ratios [6]
Second Quarter 2017
Debt to Adjusted EBITDA		6.8x
Debt and Preferred Equity to Adjusted EBITDA		7.2x
Adjusted EBITDA to Adjusted Interest		3.7x
Adjusted EBITDA to Adjusted Interest and Preferred Dividends		3.3x

Revolving Line of Credit Debt Coverage Covenants
	Amount	Covenant
Fixed Charge Coverage Ratio	1.97x	1.40x

Credit Ratings

Standard and Poor’s	Corporate Credit Rating	BBB- (stable)
Fitch Ratings	Issuer Default Rating	BBB- (stable)

[1]
Aimco excludes the non-recourse property debt obligations of consolidated partnerships served by the Asset Management business from its net leverage calculations, because they are not Aimco’s obligations and have limited effect on the amount of fees and other payments Aimco expects to receive. This non-recourse debt begins maturing in 2020, with 25.7% of the balance at June 30, 2017 maturing after 2026.

[2]
Represents the carrying amount of Aimco’s debt. At June 30, 2017, Aimco’s debt had a mark-to-market liability of $82.1 million. Aimco computed the fair value of its debt utilizing a Money-Weighted Average Interest Rate on its fixed-rate property debt of 4.22%, which rate takes into account the timing of amortization and maturities, and a market rate of 3.70%, which takes into account the duration of the existing property debt using a similar lending source, the loan-to-value and coverage, as well as timing of amortization and maturities.

[3]
On June 30, 2017, Aimco amended its Credit Agreement to provide for a term loan, the proceeds of which were used to partially fund the acquisition of the limited partner interest in the Palazzo joint venture.

[4]	Preferred Equity is perpetual in nature; however, for illustrative purposes, Aimco has computed the weighted average of its total leverage assuming a 40-year maturity for its Preferred Equity.
[5]
In 2011, $673.8 million of Aimco’s loans payable were securitized in a trust holding only these loans. Aimco purchased the subordinate positions in the trust that holds these loans for $51.5 million. The subordinate positions have a face value of $100.9 million and a carrying amount of $78.2 million, and are included in other assets on the Aimco Consolidated Balance Sheet at June 30, 2017. The amount of these investments effectively reduces Aimco’s leverage.

[6]
Please refer to the Glossary for discussion of Aimco’s leverage ratios, which are computed using Aimco share of debt, as well as reconciliations of the inputs to the calculation to the nearest GAAP measures. Due to the lease-up of apartment communities recently acquired, developed or redeveloped, computation of Aimco’s leverage ratios using trailing 12-month Adjusted EBITDA is not reflective of current period operating results nor material transactions. This variance is demonstrated by Aimco’s June 30, 2017 acquisition of the limited partner interests in the Palazzo joint venture. Accordingly, Aimco revised its calculation of leverage ratios to be based on the current quarter results, annualized, and adjusted further to reflect the acquisition of limited partner interests in the Palazzo joint venture as if it had closed on April 1, 2017.
Changing from trailing 12-months to annualized second quarter results lowered Aimco’s Proportionate Debt to Adjusted EBITDA and Proportionate Debt and Preferred Equity to Adjusted EBITDA by 0.2x, primarily due to the increased contribution from the lease-up of apartment communities discussed above. The consideration of the Palazzo acquisition lowered the same ratios by another 0.2x.

17

Supplemental Schedule 5(b)

As of June 30, 2017
Capitalization and Financial Metrics
(share, unit and dollar amounts in thousands) (unaudited)

Aimco Share Non-Recourse Property Debt
	Amortization	Maturities		Total		Maturities as a Percent of Total	Average Rate on Maturing Debt
2017 3Q	20,358	38,933		59,291		1.10%	5.94%
2017 4Q	20,491	178,938		199,429		5.08%	6.23%
Total 2017	40,849	217,871		258,720		6.18%	6.18%

2018 1Q	19,602	127,073		146,675		3.61%	3.88%
2018 2Q	19,540	28,279		47,819		0.80%	5.26%
2018 3Q	19,850	—		19,850		—%	—%
2018 4Q	20,821	35,530		56,351		1.01%	4.15%
Total 2018	79,813	190,882		270,695		5.42%	4.13%

2019	76,610	480,116		556,726		13.63%	5.62%
2020	70,500	296,913		367,413		8.43%	6.13%
2021	55,326	635,258	[1]	690,584		18.03%	5.20%
2022	43,011	233,439		276,450		6.63%	4.77%
2023	27,513	138,089		165,602		3.92%	4.86%
2024	22,440	97,506		119,946		2.77%	3.37%
2025	20,337	187,447		207,784		5.32%	3.53%
2026	15,173	155,244		170,417		4.41%	3.34%
Thereafter	256,942	182,089		439,031		5.17%	3.14%
Total	$708,514	$2,814,854		$3,523,368
Securitization Trust Assets				100,852	[1]
Aimco share non-recourse property debt				$3,624,220

Preferred Equity

	Shares/Units Outstanding as of June 30, 2017	Date First Available for Redemption by Aimco	Coupon	Amount
Class A Perpetual Preferred Stock	5,000	5/17/2019	6.875%	$125,000

Preferred Partnership Units	3,822		7.634%	101,537
Total Preferred Equity			7.215%	$226,537

Common Stock, Partnership Units and Equivalents

As of
June 30, 2017
Class A Common Stock outstanding	156,305
Participating unvested restricted stock	165
Dilutive options share equivalents and non-participating unvested restricted stock	494
Total shares and dilutive share equivalents	156,964
Common Partnership Units and equivalents	7,370
Total shares, units and dilutive share equivalents	164,334

[1]
The securitized property loans mature in 2021, and will repay Aimco’s subordinate positions in the securitization trust, which reduces Aimco’s 2021 refunding requirements from $736.1 million to $635.3 million, or 18.0% of total non-recourse property debt outstanding at June 30, 2017.

18

Supplemental Schedule 6(a)

Same Store Operating Results
Second Quarter 2017 Compared to Second Quarter 2016
(in thousands, except community, home and per home data) (unaudited)

				Revenue			Expenses			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	Aimco Share of Apartment Homes	2Q 2017	2Q 2016	Growth	2Q 2017	2Q 2016	Growth	2Q 2017	2Q 2016	Growth	2Q 2017	2Q 2017	2Q 2016	2Q 2017	2Q 2016

Atlanta	5	817	817	$4,199	$4,061	3.4%	$1,783	$1,747	2.1%	$2,416	$2,314	4.4%	57.5%	94.8%	95.3%	$1,807	$1,739
Bay Area	7	1,328	1,328	11,547	11,358	1.7%	2,828	2,929	(3.4)%	8,719	8,429	3.4%	75.5%	96.0%	95.7%	3,020	2,979
Boston	12	4,173	4,173	19,901	19,147	3.9%	6,541	6,670	(1.9)%	13,360	12,477	7.1%	67.1%	95.3%	96.7%	1,668	1,581
Chicago	9	2,882	2,882	14,219	13,787	3.1%	4,452	4,737	(6.0)%	9,767	9,050	7.9%	68.7%	96.9%	96.5%	1,697	1,652
Denver	7	1,925	1,886	8,883	8,614	3.1%	2,103	2,121	(0.8)%	6,780	6,493	4.4%	76.3%	95.9%	95.4%	1,637	1,596
Greater New York	9	496	496	4,456	4,350	2.4%	1,454	1,464	(0.7)%	3,002	2,886	4.0%	67.4%	95.9%	95.6%	3,124	3,057
Greater Washington, DC	12	5,085	5,057	23,473	22,919	2.4%	7,096	7,032	0.9%	16,377	15,887	3.1%	69.8%	96.4%	96.5%	1,606	1,565
Los Angeles	10	2,965	2,964	23,050	22,098	4.3%	5,061	4,834	4.7%	17,989	17,264	4.2%	78.0%	95.7%	95.6%	2,709	2,600
Miami	3	873	873	5,622	5,345	5.2%	1,675	1,567	6.9%	3,947	3,778	4.5%	70.2%	95.5%	96.2%	2,249	2,121
Philadelphia	3	1,320	1,241	5,992	5,992	—%	1,957	2,018	(3.0)%	4,035	3,974	1.5%	67.3%	95.5%	95.4%	1,686	1,686
San Diego	6	2,001	2,001	11,250	10,677	5.4%	2,759	2,730	1.1%	8,491	7,947	6.8%	75.5%	97.1%	96.7%	1,931	1,841
Seattle	2	239	239	1,630	1,502	8.5%	544	520	4.6%	1,086	982	10.6%	66.6%	97.3%	96.8%	2,337	2,165
Other Markets	7	2,282	2,282	11,639	11,283	3.2%	3,472	3,491	(0.5)%	8,167	7,792	4.8%	70.2%	94.6%	93.9%	1,797	1,755
Total	92	26,386	26,239	$145,861	$141,133	3.4%	$41,725	$41,860	(0.3)%	$104,136	$99,273	4.9%	71.4%	95.9%	96.0%	$1,932	$1,868

The financial information presented on this schedule is proportionate financial information and represents a disaggregation of Aimco’s Real Estate segment. Please refer to the Glossary for a reconciliation of the Same Store operating results shown above to Aimco’s measure of segment performance, Proportionate Property Net Operating Income.

19

Supplemental Schedule 6(b)

Same Store Operating Results
Second Quarter 2017 Compared to First Quarter 2017
(in thousands, except community, home and per home data) (unaudited)

				Revenue			Expenses			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	Aimco Share of Apartment Homes	2Q 2017	1Q 2017	Growth	2Q 2017	1Q 2017	Growth	2Q 2017	1Q 2017	Growth	2Q 2017	2Q 2017	1Q 2017	2Q 2017	1Q 2017

Atlanta	5	817	817	$4,199	$4,189	0.2%	$1,783	$1,689	5.6%	$2,416	$2,500	(3.4)%	57.5%	94.8%	95.7%	$1,807	$1,786
Bay Area	7	1,328	1,328	11,547	11,466	0.7%	2,828	3,021	(6.4)%	8,719	8,445	3.2%	75.5%	96.0%	95.8%	3,020	3,004
Boston	12	4,173	4,173	19,901	20,062	(0.8)%	6,541	7,129	(8.2)%	13,360	12,933	3.3%	67.1%	95.3%	95.5%	1,668	1,678
Chicago	9	2,882	2,882	14,219	14,173	0.3%	4,452	4,475	(0.5)%	9,767	9,698	0.7%	68.7%	96.9%	97.2%	1,697	1,687
Denver	7	1,925	1,886	8,883	8,754	1.5%	2,103	2,458	(14.4)%	6,780	6,296	7.7%	76.3%	95.9%	95.0%	1,637	1,628
Greater New York	9	496	496	4,456	4,434	0.5%	1,454	1,603	(9.3)%	3,002	2,831	6.0%	67.4%	95.9%	95.7%	3,124	3,115
Greater Washington, DC	12	5,085	5,057	23,473	23,349	0.5%	7,096	7,001	1.4%	16,377	16,348	0.2%	69.8%	96.4%	96.7%	1,606	1,592
Los Angeles	10	2,965	2,964	23,050	22,908	0.6%	5,061	5,092	(0.6)%	17,989	17,816	1.0%	78.0%	95.7%	95.9%	2,709	2,687
Miami	3	873	873	5,622	5,535	1.6%	1,675	1,565	7.0%	3,947	3,970	(0.6)%	70.2%	95.5%	95.9%	2,249	2,203
Philadelphia	3	1,320	1,241	5,992	6,167	(2.8)%	1,957	2,166	(9.6)%	4,035	4,001	0.8%	67.3%	95.5%	95.0%	1,686	1,743
San Diego	6	2,001	2,001	11,250	11,030	2.0%	2,759	2,702	2.1%	8,491	8,328	2.0%	75.5%	97.1%	96.9%	1,931	1,896
Seattle	2	239	239	1,630	1,566	4.1%	544	542	0.4%	1,086	1,024	6.1%	66.6%	97.3%	95.5%	2,337	2,288
Other Markets	7	2,282	2,282	11,639	11,412	2.0%	3,472	3,470	0.1%	8,167	7,942	2.8%	70.2%	94.6%	94.3%	1,797	1,767
Total	92	26,386	26,239	$145,861	$145,045	0.6%	$41,725	$42,913	(2.8)%	$104,136	$102,132	2.0%	71.4%	95.9%	95.9%	$1,932	$1,921

The financial information presented on this schedule is proportionate financial information and represents a disaggregation of Aimco’s Real Estate segment. Please refer to the Glossary for a reconciliation of the Same Store operating results shown above to Aimco’s measure of segment performance, Proportionate Property Net Operating Income.

20

Supplemental Schedule 6(c)

Same Store Operating Results
Six Months Ended June 30, 2017 Compared to Six Months Ended June 30, 2016
(in thousands, except community, home and per home data) (unaudited)

				Revenue			Expenses			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Share of Apartment Home
	Apartment Communities	Apartment Homes	Aimco Share of Apartment Homes	YTD 2Q 2017	YTD 2Q 2016	Growth	YTD 2Q 2017	YTD 2Q 2016	Growth	YTD 2Q 2017	YTD 2Q 2016	Growth	YTD 2Q 2017	YTD 2Q 2017	YTD 2Q 2016	YTD 2Q 2017	YTD 2Q 2016

Atlanta	5	817	817	$8,388	$8,061	4.1%	$3,472	$3,505	(0.9)%	$4,916	$4,556	7.9%	58.6%	95.2%	95.0%	$1,797	$1,732
Bay Area	7	1,328	1,328	23,014	22,495	2.3%	5,849	5,798	0.9%	17,165	16,697	2.8%	74.6%	95.9%	95.8%	3,012	2,946
Boston	12	4,173	4,173	39,963	38,069	5.0%	13,671	13,402	2.0%	26,292	24,667	6.6%	65.8%	95.4%	96.7%	1,673	1,572
Chicago	9	2,882	2,882	28,392	27,528	3.1%	8,927	9,159	(2.5)%	19,465	18,369	6.0%	68.6%	97.0%	96.6%	1,692	1,648
Denver	7	1,925	1,886	17,636	17,138	2.9%	4,560	4,303	6.0%	13,076	12,835	1.9%	74.1%	95.4%	95.7%	1,633	1,582
Greater New York	9	496	496	8,890	8,613	3.2%	3,057	2,918	4.8%	5,833	5,695	2.4%	65.6%	95.8%	95.2%	3,119	3,041
Greater Washington, DC	12	5,085	5,057	46,823	45,643	2.6%	14,097	14,033	0.5%	32,726	31,610	3.5%	69.9%	96.5%	96.3%	1,599	1,562
Los Angeles	10	2,965	2,964	45,957	44,231	3.9%	10,153	9,998	1.6%	35,804	34,233	4.6%	77.9%	95.8%	96.0%	2,698	2,590
Miami	3	873	873	11,158	10,722	4.1%	3,239	3,200	1.2%	7,919	7,522	5.3%	71.0%	95.7%	97.0%	2,226	2,111
Philadelphia	3	1,320	1,241	12,159	11,998	1.3%	4,123	4,096	0.7%	8,036	7,902	1.7%	66.1%	95.2%	95.3%	1,714	1,691
San Diego	6	2,001	2,001	22,281	21,115	5.5%	5,460	5,385	1.4%	16,821	15,730	6.9%	75.5%	97.0%	96.6%	1,914	1,821
Seattle	2	239	239	3,196	2,931	9.0%	1,086	1,034	5.0%	2,110	1,897	11.2%	66.0%	96.4%	96.8%	2,312	2,112
Other Markets	7	2,282	2,282	23,049	22,458	2.6%	6,943	6,926	0.2%	16,106	15,532	3.7%	69.9%	94.5%	94.1%	1,782	1,744
Total	92	26,386	26,239	$290,906	$281,002	3.5%	$84,637	$83,757	1.1%	$206,269	$197,245	4.6%	70.9%	95.9%	96.1%	$1,926	$1,858

The financial information presented on this schedule is proportionate financial information and represents a disaggregation of Aimco’s Conventional Segment. Please refer to the Glossary for a reconciliation of the Conventional Same Store operating results shown above to Aimco’s measure of segment performance, Conventional Proportionate Property Net Operating Income.

21

Supplemental Schedule 6(d)

Same Store Operating Expense Detail
(in thousands) (unaudited)

Quarterly Comparison

	2Q 2017	% of Total	2Q 2016	$ Change	% Change
Operating expenses [1]	$19,258	46.2%	$19,322	$(64)	(0.3)%
Real estate taxes	13,518	32.3%	13,080	438	3.3%
Utilities [2]	7,630	18.3%	7,670	(40)	(0.5)%
Insurance	1,319	3.2%	1,788	(469)	(26.2)%
Total	$41,725	100.0%	$41,860	$(135)	(0.3)%

Sequential Comparison

	2Q 2017	% of Total	1Q 2017	$ Change	% Change
Operating expenses [1]	$19,258	46.2%	$18,545	$713	3.8%
Real estate taxes	13,518	32.3%	13,892	(374)	(2.7)%
Utilities [2]	7,630	18.3%	8,643	(1,013)	(11.7)%
Insurance	1,319	3.2%	1,833	(514)	(28.0)%
Total	$41,725	100.0%	$42,913	$(1,188)	(2.8)%

Year-To-Date Comparison

	YTD 2Q 2017	% of Total	YTD 2Q 2016	$ Change	% Change
Operating expenses [1]	$37,801	44.7%	$38,164	$(363)	(1.0)%
Real estate taxes	27,410	32.4%	26,212	1,198	4.6%
Utilities [2]	16,274	19.2%	16,003	271	1.7%
Insurance	3,152	3.7%	3,378	(226)	(6.7)%
Total	$84,637	100.0%	$83,757	$880	1.1%

[1]	Includes onsite payroll, repairs and maintenance, software and technology expenses, marketing, expensed turnover costs and other property related operating expenses.
[2]
Aimco’s residents reimburse Aimco for the cost of utilities. These costs are included in rental and other property revenue on Aimco’s consolidated statements of operations. These reimbursements for the three months ended June 30, 2017, June 30, 2016 and March 31, 2017 were $4.8 million, $4.8 million, and $5.1 million, respectively, and for the six months ended June 30, 2017 and 2016 were $9.9 million and $10.2 million, respectively.

The operating expense information presented on this schedule is proportionate financial information and represents a disaggregation of Aimco’s Real Estate segment operating expenses. Please refer to the Glossary for a reconciliation of the total Same Store operating expense information shown above to Aimco’s measure of segment performance, Real Estate Proportionate Property Net Operating Income.

22

Supplemental Schedule 7(a)

Real Estate Portfolio Data by Market
Second Quarter 2017 Compared to Second Quarter 2016
(unaudited)

	Quarter Ended June 30, 2017					Quarter Ended June 30, 2016
	Apartment Communities	Apartment Homes	Aimco Share of Apartment Homes	% Aimco NOI	Average Revenue per Aimco Apartment Home	Apartment Communities	Apartment Homes	Aimco Share of Apartment Homes	% Aimco NOI	Average Revenue per Aimco Apartment Home

Atlanta	5	817	817	1.6%	$1,764	8	1,497	1,483	2.7%	$1,509
Bay Area	16	3,236	3,236	12.3%	2,880	15	2,773	2,773	10.4%	2,793
Boston	15	4,689	4,689	11.1%	1,849	15	4,689	4,689	9.1%	1,639
Chicago	10	3,246	3,246	6.9%	1,698	10	3,246	3,246	6.8%	1,652
Denver	8	2,065	2,026	4.8%	1,622	8	2,065	2,026	4.8%	1,575
Greater New York	18	1,040	1,040	4.1%	3,346	18	1,040	1,040	4.2%	3,268
Greater Washington, DC	14	5,478	5,430	11.6%	1,608	14	5,478	5,430	11.9%	1,570
Los Angeles [1]	13	4,347	3,696	15.1%	2,839	13	4,347	3,696	15.7%	2,767
Miami	5	2,638	2,627	7.0%	2,298	5	2,592	2,581	7.8%	2,277
Philadelphia	6	3,244	3,165	7.1%	1,921	7	3,966	3,887	7.4%	1,723
San Diego	12	2,423	2,353	6.6%	1,884	12	2,423	2,353	6.7%	1,796
Seattle	2	239	239	0.7%	2,337	2	239	239	0.7%	2,165
Other Markets	17	5,725	5,617	11.1%	1,591	17	5,725	5,617	11.8%	1,563
Total [2]	141	39,187	38,181	100.0%	$2,014	144	40,080	39,060	100.0%	$1,908

[1]
On June 30, 2017, Aimco acquired the 47% limited partner interest in the Palazzo joint venture, which holds three apartment communities in Los Angeles. The information above reflects Aimco’s 53% ownership of these communities for the quarter. Had Aimco wholly owned these apartment communities for the entire quarter, the Aimco Share of Apartment Homes, percentage of Aimco NOI and Average Revenue per Aimco Apartment Home would have been as follows for the Los Angeles market and in Total:

		Aimco Share of Apartment Homes	% Aimco NOI	Average Revenue per Aimco Apartment Home
	Los Angeles	4,347	17.3%	$2,933
	Total	38,833	100%	$2,038

Aimco has identified certain apartment communities for sale as part of the paired trade for this acquisition. Aimco expects a further increase in Average Revenue per Aimco Apartment Home as a result of these transactions, the effect of which is not included in the pro forma amounts above.

[2]
Real Estate portfolio information presented above includes those apartment communities in which Aimco held an equity interest as of the end of each period presented. Aimco’s portfolio at June 30, 2017, included four communities owned by unconsolidated real estate partnerships. Aimco’s portfolio at June 30, 2016, included the same four communities owned by unconsolidated real estate partnerships and four apartment communities that have been sold.

23

Supplemental Schedule 7(b)

Real Estate Portfolio Data by Market
First Quarter 2017 Market Information
(unaudited)

Aimco portfolio strategy seeks predictable rent growth from a portfolio of apartment communities that is diversified across “A,” “B” and “C+” price points, averaging “B/B+” in quality, and that is diversified across the largest markets in the U.S. Please refer to the Glossary for a description of Aimco Portfolio Quality Ratings. The schedule below illustrates Aimco’s Real Estate portfolio quality based on 1Q 2017 data, the most recent period for which third-party data is available. Aimco adjusts the portfolio data to remove apartment communities sold through the current quarter, if any.

The average age of Aimco’s portfolio, adjusted for its sizable investment in redevelopment, is approximately 28 years. Please see the Glossary for further information.

	Quarter Ended March 31, 2017
	Apartment Communities [1]	Apartment Homes	Aimco Share of Apartment Homes	% Aimco NOI	Average Rent per Aimco Apartment Home [2]	Market Rent [3]	Percentage of Market Rent Average	Average Age of Apartment Communities
Atlanta	5	817	817	1.7%	$1,568	$1,006	155.9%	22
Bay Area	16	3,236	3,236	11.9%	2,643	2,665	99.2%	20
Boston	15	4,689	4,689	10.8%	1,690	2,047	82.6%	30
Chicago	10	3,246	3,246	7.3%	1,479	1,235	119.8%	22
Denver	8	2,065	2,026	4.6%	1,437	1,130	127.2%	22
Greater New York	18	1,040	1,040	3.9%	3,171	2,980	106.4%	87
Greater Washington, DC	14	5,478	5,430	11.9%	1,463	1,646	88.9%	48
Los Angeles [4]	13	4,347	3,696	15.3%	2,637	1,706	154.6%	12
Miami	5	2,624	2,613	7.4%	2,008	1,334	150.5%	24
Philadelphia	6	3,244	3,165	6.7%	1,688	1,220	138.4%	31
San Diego	12	2,423	2,353	6.5%	1,679	1,623	103.5%	26
Seattle	2	239	239	0.7%	2,016	1,540	130.9%	3
Other Markets	17	5,725	5,617	11.3%	1,407	1,239	113.6%	28
Total	141	39,173	38,167	100.0%	$1,816	$1,629	111.5%	28

[1]
The portfolio information presented above includes all Real Estate apartment communities in which Aimco held an equity interest as of June 30, 2017, which included four apartment communities owned by unconsolidated real estate partnerships.

[2]	Represents rents, after concessions and vacancy loss, divided by Aimco Share of Apartment Homes. Does not include other rental income.
[3]	1Q 2017 per REIS.
[4]
On June 30, 2017, Aimco acquired the 47% limited partner interest in the Palazzo joint venture, which holds three apartment communities in Los Angeles. The information above reflects Aimco’s 53% ownership of these communities for the first quarter. Had Aimco wholly owned these apartment communities for the entire first quarter, the Aimco Share of Apartment Homes, percentage of Aimco NOI, Average Revenue per Aimco Apartment Home and Percentage of Market Rent Average would have been as follows for the Los Angeles market and in Total:

		Aimco Share of Apartment Homes	% Aimco NOI	Average Revenue per Aimco Apartment Home	Percentage of Market Rent Average
	Los Angeles	4,347	17.7%	$2,733	160.2%
	Total	38,819	100%	$1,840	113.0%

Aimco has identified certain apartment communities for sale as part of the paired trade for this acquisition. Aimco expects a further increase in Average Revenue per Aimco Apartment Home as a result of these transactions, the effect of which is not included in the pro forma amounts above.

24

Supplemental Schedule 8

Disposition and Acquisition Activity
(dollars in millions, except average revenue per home) (unaudited)

Real Estate Disposition and Acquisition Activity

Year-to-Date 2017 Dispositions

Aimco did not sell any apartment communities from its Real Estate portfolio during the six months ended June 30, 2017.

Year-to-Date 2017 Acquisitions

Apartment Community Name	Location	Month Acquired	Apartment Homes	Purchase Price
Palazzo [1]	Los Angeles, CA	June	1,382	$451.5

[1]
Aimco acquired the 47% limited partner interest in the Palazzo joint venture and now wholly owns the partnership and the three underlying apartment communities. The purchase price reflects Aimco’s assumption of the limited partner’s share of existing non-recourse property debt of $140.5 million and Aimco’s payment of $311.0 million of cash funded primarily with a term loan.

Asset Management Business Disposition Activity

Year-to-Date 2017 Asset Management Dispositions

Partnerships served by the Asset Management business sold two apartment communities for net proceeds of $5.0 million during the six months ended June 30, 2017.

25

Supplemental Schedule 9

Real Estate Capital Additions Information
(in thousands, except per apartment home data) (unaudited)

Aimco classifies capital additions as Capital Replacements (“CR”), Capital Improvements (“CI”), Property Upgrades, Redevelopment, Development or Casualty. Recurring capital additions are apportioned between CR and CI based on the useful life of the item under consideration and the period over which Aimco has owned the item. Under this method of classification, CR represents the portion of the item consumed during Aimco’s ownership of the item, while CI represents capital additions that are made to enhance the value, profitability or useful life of an asset from its original purchase condition. Please see the Glossary for further descriptions.

	Three Months Ended June 30, 2017	Six Months Ended June 30, 2017
Capital Additions [1]
Capital Replacements
Buildings and grounds	$9,685	$15,881
Turnover capital additions	1,939	3,608
Capitalized site payroll and indirect costs	1,051	2,055
Capital Replacements	12,675	21,544
Capital Improvements	5,207	8,144
Property Upgrades	32,946	50,777
Redevelopment [2]	45,715	84,825
Development	1,747	3,137
Casualty	2,510	3,837
Total [3]	$100,800	$172,264

Total apartment homes	39,045	39,045
Capital Replacements per apartment home	$325	$552

[1]
Includes capital additions to Aimco’s Real Estate portfolio. This information is presented on a consolidated basis, which includes 100% of consolidated real estate partnership capital additions and excludes the capital additions made by unconsolidated real estate partnerships, which are accounted for using the equity method of accounting. Aimco’s share of capital additions for the six months ended June 30, 2017 included $21.0 million of Capital Replacements, $7.9 million of Capital Improvements, $50.1 million of Property Upgrades, $80.7 million of Redevelopment, $3.1 million of Development, and $3.8 million of Casualty.

[2]
Redevelopment spending in this schedule includes amounts for larger projects presented within Supplemental Schedule 10 and also includes spending related to other projects that are not presented in Supplemental Schedule 10.

[3]	For the three and six months ended June 30, 2017, capital additions for Aimco’s Real Estate portfolio include $2.6 million and $4.2 million of capitalized interest costs, respectively.

26

Supplemental Schedule 10

Redevelopment and Development Portfolio											(Page 1 of 5)
As of June 30, 2017
(dollars in millions, except per home information) (unaudited)
			Number of Apartment Homes		Percentage of Completed Homes Leased	Estimated Net Investment	Inception-to-Date Net Investment			Average Revenue per Apartment Home Redeveloped or Constructed
	Location	Total Apartment Homes	Approved for Redevelopment / To Be Constructed	Completed				Expected Occupancy Stabilization	Expected NOI Stabilization	Prior to Investment	Expected Stabilized	Expected Incremental Commercial Revenue
Under Redevelopment or Development
Bay Parc Plaza	Miami, FL	471	[1]	[1]	[1]	$16.0	$4.5	[1]	[1]	$2,036	$2,185	$0.1
Calhoun Beach Club	Minneapolis, MN	332	275	18	67%	28.7	1.9	1Q 2020	2Q 2021	2,718	3,200	—
Flamingo South Beach	Miami, FL	1,294	[2]	[2]	[2]	9.7	0.1	[2]	[2]	2,496	2,535	—
Palazzo at Park La Brea	Los Angeles, CA	521	389	243	77%	24.5	15.1	1Q 2019	2Q 2020	3,259	3,750	—
Palazzo East at Park La Brea	Los Angeles, CA	611	611	—	—%	28.0	0.6	1Q 2020	2Q 2021	3,428	3,655	—
Park Towne Place	Philadelphia, PA	948	701	622	87%	136.3	130.6	1Q 2018	2Q 2019	1,689	2,640	0.2
Saybrook Pointe	San Jose, CA	324	324	172	93%	18.3	10.8	1Q 2019	2Q 2020	2,660	2,960	—
Yorktown	Lombard, IL	364	292	91	75%	25.7	13.4	3Q 2018	4Q 2019	1,577	2,160	—

In Lease-up
The Sterling	Philadelphia, PA	534	534	534	90%	71.5	69.8	3Q 2017	4Q 2018	2,015	2,685	1.2

Lease-up complete, NOI stabilization period
One Canal	Boston, MA	310	310	310	95%	195.0	193.4	1Q 2017	2Q 2018	n/a	3,865	1.1

Total		5,709	3,436	1,990		$553.7	$440.2

[1]
This phase of redevelopment encompasses common area, amenity improvements and the creation of a new retail space. Approval of a second phase of redevelopment, which will include upgrades to all of the apartment homes within the community, is expected during 2017.

[2]
This phase of the redevelopment encompasses common areas and security system upgrades. Approval of a second phase of redevelopment, which will include upgrades to all of the apartment homes within the community is expected during 2017.

See the following pages for Terms and Definitions and a Description of Redevelopment Projects.

27

Supplemental Schedule 10 (Continued)

Redevelopment and Development Valuation Information							(Page 2 of 5)
(dollars in millions) (unaudited)

	Three Months Ended June 30, 2017				Six Months Ended June 30, 2017
	Occupancy Stabilized Communities		Communities Under Construction or in Lease-up	Total Redevelopment and Development Portfolio	Occupancy Stabilized Communities	Communities Under Construction or in Lease-up	Total Redevelopment and Development Portfolio
Proportionate Property NOI [1]
Proportionate Property NOI	$1.2		$23.7	$24.9	$2.3	$47.4	$49.7

Occupancy stabilized communities
Annualized second quarter 2017 Proportionate Property NOI	$4.8
Range of applicable NOI capitalization rates	4.40% - 4.90%	[2]

Communities under construction or in lease-up
Estimated pre-redevelopment Proportionate Property NOI	$107.5

Inception-to-date net investment - Aimco share	$440.2
Projected NOI yield on incremental investment at stabilization	6.1%
Projected proportionate incremental stabilized property NOI	$26.9

Total estimated post redevelopment Proportionate Property NOI	$134.4

Range of applicable NOI capitalization rates	4.20% - 4.70%	[3]

[1]
The financial information presented on this schedule is proportionate financial information and represents a disaggregation of Aimco’s Real Estate segment. Please refer to the Glossary for a reconciliation of the Redevelopment and Development operating results shown above to Aimco’s measure of segment performance, Proportionate Property NOI. The Proportionate property NOI for three and six months ended June 30, 2017, include the Palazzo communities at 53%. Aimco acquired the 47% limited partner interest in the joint venture on June 30, 2017 and now owns 100% of these communities.

[2]
Occupancy stabilized communities includes Pacifica Park, a 104 home community in the Bay Area, and Vivo, a 91 home community in Cambridge, Massachusetts. Average rents for these communities are greater than 125% of their respective local market average rents, making these communities, on average, "A" quality as defined by Aimco. Based on these factors, and information provided by the CBRE North American Cap Rate Study for Second Half 2016, NOI capitalization rates for this set of communities could range from 4.40% - 4.90%.

[3]
Communities are located in high-quality submarkets in Boston, Boulder, Center City Philadelphia, Chicago, Los Angeles, Miami and San Jose. Projected stabilized average rents for these communities are greater than 125% of their respective local market average rents, making these communities, on average, "A" quality as defined by Aimco. Based on these factors, and information provided by the CBRE North American Cap Rate Study for Second Half 2016, NOI capitalization rates for this set of communities could range from 4.20% - 4.70%.

Aimco estimates the fair value of occupancy stabilized communities by annualizing the most recent quarter’s Proportionate Property NOI and applying an appropriate capitalization rate. Aimco estimates the fair value for the communities under construction or in lease-up by discounting projected future cash flows through community stabilization. See Aimco’s March 31, 2017 NAV Presentation on Aimco’s website at www.aimco.com/investors for additional information. The fair value of these communities could also be derived by applying an appropriate capitalization rate to estimated post redevelopment Proportionate Property NOI. The post redevelopment Proportionate Property NOI may be calculated as the combination of Pre-redevelopment Proportionate Property NOI (defined on the next page) and the projected proportionate incremental stabilized property NOI as estimated based on the projected yield on current inception to date investment.

See the following pages for Terms and Definitions and a Description of Redevelopment Projects.

28

Supplemental Schedule 10 (Continued)
Redevelopment and Development Portfolio	(Page 3 of 5)

Terms and Definitions
Estimated Net Investment - represents total estimated investment, net of tax and other credits earned by Aimco as a direct result of its redevelopment or development of the community. Total estimated investment includes all capitalized costs projected to be incurred to redevelop or develop the respective community, as determined in accordance with GAAP.

Expected Occupancy Stabilization - period in which Aimco expects to achieve stabilized occupancy (greater than 90%).
Expected NOI Stabilization - period in which Aimco expects to achieve stabilized rents and operating costs, generally five quarters after Stabilized Occupancy.
Average Revenue per Apartment Home Redeveloped or Constructed - represents the actual revenues per apartment home, which includes rents and other rental income, prior to redevelopment, and the projected revenues per apartment home following redevelopment or construction, and excludes rent and other rental income from commercial leases (which are presented separately on page 1 of this schedule). Projections of stabilized revenues per apartment home are based on management’s judgment at the start of a redevelopment or development project and take into consideration factors including but not limited to: then current rent and other rental income expectations; then current market rents; and revenue achievement to date.

Pre-redevelopment Proportionate Property NOI - estimated by applying (a) market revenue and expense growth rates derived from third-party information for the period immediately preceding construction through the current period to (b) Proportionate Property NOI results immediately preceding construction.

Projected Net Operating Income Yield on Incremental Investment at Stabilization - for redevelopment projects, represents projected stabilized incremental net operating income (including commercial lease income) as a percentage of the Estimated Net Investment. Projected incremental net operating income for redevelopment projects includes the estimated stabilized rate increase that is expected to be achieved and the estimated expense savings resulting from the redevelopment. For development projects, this represents projected stabilized net operating income as a percentage of the Estimated Net Investment.

Occupancy Stabilized Communities - includes communities classified as part of Redevelopment and Development for which construction has been completed, but for which the requirements to be reclassified into Same Store have not yet been met.

Communities Under Construction or in Lease-up - represents communities classified as part of Redevelopment and Development and included in Supplemental Schedule 10, as well as other communities classified as Redevelopment and Development that are smaller than scope and therefore not included in Supplemental Schedule 10.

29

Supplemental Schedule 10 (Continued)

Redevelopments and Development	(Page 4 of 5)

Bay Parc Plaza Apartments Miami, FL
The current phase of the redevelopment includes: improvements to the leasing and lobby areas; redesign of the retail space including addition of a street café; updated landscaping; and expansion of the pool deck. The current phase of the redevelopment is expected to be completed in first quarter 2018. Approval of the second phase of the redevelopment, which is expected to include upgrades to all of the apartment homes within the community, is expected during 2017.

Calhoun Beach Club Minneapolis, MN
The community includes a 12-story building with 275 homes and 38,000 square feet of commercial and retail space on the first two floors, and a 9-story building with 57 homes that is registered as a historic building. During first quarter, Aimco commenced the initial phase of redevelopment, which includes upgrading the 275 homes and common areas with luxury finishes and creating limited access penthouse homes with an exclusive common area on the top two floors of the 12-story building.

Flamingo South Beach Miami, FL
The current phase of the redevelopment includes the full upgrade of the property-wide security systems, including biometrics and destination elevators, and upgrade of the common areas of the center tower and mid-rise building. Approval of the second phase of the redevelopment, which is expected to include upgrades to the apartment homes in the center tower and mid-rise building, is expected during 2017.

Palazzo at Park La Brea Los Angeles, CA
The phased redevelopment began in 2012 with completion of enhancements of the fitness center and spa in 2013. In 2014, Aimco completed the upgrade of 77 fourth floor penthouses. The current phase of the project includes the renovation of 389 apartment homes on the first three floors, or 75% of the homes in the community, and enhancements to the corridors on these floors.

Aimco acquired the 47% limited partner interest in the joint venture in Palazzo at Park La Brea on June 30, 2017; therefore Aimco’s share of the estimated investment in the project is reported at 100%.

As Aimco evaluates the success of the project and other investment alternatives, Aimco may redevelop the remaining 55 penthouse homes.

Palazzo East at Park La Brea Los Angeles, CA
The current phase of the redevelopment includes renovation of the apartment homes to distinguish the community from Palazzo at Park La Brea and Villas at Park La Brea. The redevelopment also includes updated elevator lobbies and corridors.

Park Towne Place Philadelphia, PA
Aimco is redeveloping the four towers at this community, one at a time. Aimco has substantially completed the redevelopment and lease-up of the 229 apartment homes in the first tower, the 245 apartment homes in the second tower and the retail market. Rental rates for the first two towers are consistent with underwriting. Redevelopment of the 227 apartment homes in the third tower is underway and on schedule for completion later this year. Aimco has already re-leased 57% of the apartment homes being redeveloped in the third tower.

The estimated $136.3 million net investment for the approved phases represents a gross investment of $170.4 million, reduced by $34.1 million of historic tax credits.

Based on the success of the first three towers, Aimco is evaluating the optimal timing to redevelop the fourth tower. The entire cost to redevelop all apartment homes in the community could be $168 to $178 million, reflecting a gross investment of $210 to $220 million reduced by $42 to $44 million of historic tax credits.

30

Supplemental Schedule 10 (Continued)

Redevelopments and Development	(Page 5 of 5)

Saybrook Pointe San Jose, CA
The redevelopment includes redesigning kitchens, new flooring, and upgrading lighting fixtures within the apartment home interiors. At June 30, 2017, Aimco had completed 172 apartment homes on schedule and at a cost in line with underwriting.

The Sterling Philadelphia, PA
Aimco completed the renovation of the common areas, amenities and the ground-level retail space in 2015. In first quarter 2017, Aimco completed the redevelopment of the apartment homes and completed reconfiguration of the second floor commercial space in second quarter 2017 to attract a full floor tenant. During second quarter, Aimco began upgrades to the third and fourth floor commercial space in order to attract higher quality tenants. Aimco also commenced additional upgrades to residential common areas. Aimco expects to complete the third and fourth floor commercial space and common area upgrades during the third quarter and anticipates completing this redevelopment at a cost below underwriting.

The estimated net investment for the complete project is $71.5 million, reflecting a gross investment of $84.5 million, reduced by $13 million of historic tax credits.

Yorktown Apartment Homes Lombard, IL
The redevelopment includes modernization of the common areas, expansion of the fitness center, and lobby renovation. The renovation of the apartment homes includes upgraded finishes and creation of open living spaces. At June 30, 2017, Aimco had completed the amenities, the common areas and 91 of the 292 apartment homes approved for redevelopment at a cost consistent with underwriting.

31

GLOSSARY AND RECONCILIATIONS OF NON-GAAP FINANCIAL AND OPERATING MEASURES

This Earnings Release and Supplemental Information include certain financial and operating measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. Aimco’s definitions and calculations of these non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

AIMCO OP: AIMCO Properties, L.P., a Delaware limited partnership, is the operating partnership in Aimco’s UPREIT structure. Aimco owns approximately 96% of the common partnership units of the Aimco OP.
AIMCO PROPORTIONATE FINANCIAL INFORMATION: Within this Earnings Release and Supplemental Information, Aimco provides certain financial information necessary to calculate Aimco’s share of financial information. This information is not, nor is it intended to be, a presentation in accordance with GAAP. Aimco’s proportionate share of financial information includes Aimco’s share of unconsolidated real estate partnerships and excludes the noncontrolling interest partners’ share of consolidated real estate partnerships.
Aimco does not control the unconsolidated real estate partnerships and the calculation of Aimco’s share of the assets and liabilities and revenues and expenses does not represent a legal claim to a proportionate share of such items. The amount of cash distributions partners in such partnerships may receive is based upon specific provisions in the partnership agreements and may vary based on whether such distributions are generated from operations, capital events or liquidation.
Proportionate information benefits the users of Aimco’s financial information by providing the amount of revenues, expenses, assets, liabilities and other items attributable to Aimco stockholders. Other companies may calculate their proportionate information differently than Aimco does, limiting the usefulness as a comparative measure. Because of these limitations, the non-GAAP Aimco proportionate financial information should not be considered in isolation or as a substitute for information included in Aimco’s financial statements as reported under GAAP.
ASSET MANAGEMENT: Asset Management refers generally to the activities Aimco performs in its role as general partner in partnerships holding low-income housing tax credit apartment communities, and which are structured to provide for the pass-through of tax credits and deductions to their partners. Aimco holds nominal ownership positions in these partnerships, generally less than 1%. In its role, Aimco provides asset management and other services to these partnerships and receives fees and other payments in return. To the extent the amounts due Aimco are not paid currently, the balances accrue and are satisfied from the partnerships’ future operating or liquidating cash flow. Aimco also recognizes tax credit income as the tax credits and tax deductions are delivered to the partners and is generally responsible for ensuring the underlying apartment communities comply with the requirements to earn low-income housing tax credits. Aimco’s relationship with these partnerships is different than real estate ownership and is better described as an Asset Management business. Aimco has limited upside or downside exposure. Aimco values the Asset Management business at the discounted future cash flows it expects to receive.
Aimco consolidates most of these partnerships and their underlying apartment communities under GAAP. Aimco’s share of the results of operations of these apartment communities was approximately 95% at June 30, 2017 (inclusive of unconsolidated communities) and represents cash flows from operations that are currently available to pay fees and other amounts due under the contractual agreements.

32

Under the tax credit agreements, Aimco will receive additional semi-annual cash contributions totaling $12.6 million through 2019. As of June 30, 2017, Aimco also had $7.3 million of net unamortized deferred income related to cash contributions previously received by Aimco in exchange for the allocation of tax credits and related tax benefits to investors in tax credit arrangements.

	Cash Contributions To Be Received	Amortization of Deferred Tax Credit Income	Expense	Projected Income
2017 3Q - 4Q	$2,475	$2,903	$(308)	$5,070
2018	5,528	397	(310)	5,615
2019	4,597	(724)	(213)	3,660
2020	—	2,511	(133)	2,378
2021	—	1,370	(96)	1,274
Thereafter	—	1,972	(100)	1,872
Total	$12,600	$8,429	$(1,160)	$19,869
AVERAGE AGE OF APARTMENT COMMUNITIES: Calculated by Aimco on a property-by-property basis based on the year the community was originally built, adjusted for redevelopment and/or other major capital improvements that effectively reduce the age of the community. Such investments include construction of new buildings and/or amenities, replacement or modernization of mechanical, plumbing and electrical systems and other investments that are consequential in nature.
CAPITAL ADDITIONS DEFINITIONS
CAPITAL IMPROVEMENTS (CI): CI includes all non-Redevelopment capital additions that are made to enhance the value, profitability or useful life of an asset from its original purchase condition.
CAPITAL REPLACEMENTS (CR): Unlike CI, CR does not increase the useful life of an asset from its original purchase condition. CR represents the portion of capital additions that are deemed to replace the consumed portion of acquired capital assets. CR is deducted in the calculation of AFFO.
CASUALTY CAPITAL ADDITIONS: Casualty capital additions represent capitalized costs incurred in connection with the restoration of an asset after a casualty event such as a hurricane, tornado, flood or fire.
PROPERTY UPGRADES: Property Upgrades may include kitchen and bath remodeling; energy conservation projects; and investments in longer-lived materials designed to reduce turnover costs, such as simulated wood flooring and granite countertops. Property Upgrades differ from Redevelopment Additions in that they are generally lesser in scope and do not significantly disrupt property operations.
REDEVELOPMENT ADDITIONS: Redevelopment additions represent capital additions intended to enhance the value of the apartment community through the ability to generate higher average rental rates. Redevelopment additions may include costs related to entitlement, which enhance the value of a community through increased density, and costs related to renovation of exteriors, common areas or apartment homes.
DEVELOPMENT ADDITIONS: Development additions represent construction and related capitalized costs associated with ground-up development projects.
CONTRIBUTION FROM ASSET MANAGEMENT: As presented in Supplemental Schedule 2, Contribution from Asset Management consists of fees and other amounts paid to Aimco from the net operating income of partnerships that own low-income housing tax credit apartment communities less interest expense incurred on non-recourse property debt obligations of the partnerships; income associated with delivery of tax credits to the non-Aimco investors in the partnerships (including amounts received during the period and amounts received in previous periods); and other income; less asset management expenses (including certain allocated offsite costs related to the operation of this business).

33

CONTRIBUTION FROM REAL ESTATE: As presented in Supplemental Schedule 2, Contribution from Real Estate consists of property net operating income and other items of income or expense that relate to the Real Estate portfolio, including property management expenses, casualty losses, interest expense related to non-recourse property debt encumbering these communities, and interest income Aimco earns on its investment in a securitization trust that holds certain Aimco property debt.
FREE CASH FLOW: Free Cash Flow, as calculated for Aimco’s retained portfolio, represents an apartment community’s property net operating income, less spending for Capital Replacements. Capital Replacement spending is a measure of the cost of capital asset used during the period. Aimco believes that Free Cash Flow is useful to investors as a supplemental measure of apartment community performance because it takes into consideration costs incurred during the period to replace capital assets that have been consumed during Aimco’s ownership.
FREE CASH FLOW MARGIN: Free Cash Flow Margin represents an apartment community’s property net operating income less $1,200 per apartment home of assumed annual Capital Replacement spending, as a percentage of the apartment community’s rental and other property revenues.
FUNDS FROM OPERATIONS (FFO): FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (NAREIT) defines as net income, computed in accordance with GAAP, excluding gains from sales of, and impairment losses recognized with respect to, depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Aimco computes FFO for all periods presented in accordance with the guidance set forth by NAREIT.
In addition to FFO, Aimco uses PRO FORMA FUNDS FROM OPERATIONS (Pro forma FFO) and ADJUSTED FUNDS FROM OPERATIONS (AFFO) to measure performance. Pro forma FFO represents FFO as defined above, excluding preferred equity redemption related amounts (adjusted for noncontrolling interests). Preferred equity redemption related amounts (gains or losses) are items that periodically affect net income attributable to Aimco common stockholders computed in accordance with GAAP. Aimco excludes preferred equity redemption related amounts (gains or losses) from its computation of Pro forma FFO because such amounts are not representative of operating performance.
AFFO represents Pro forma FFO reduced by Capital Replacements (also adjusted for noncontrolling interests) and is Aimco’s primary measure of current period performance.
FFO, Pro forma FFO and AFFO are non-GAAP measures that Aimco believes are helpful to investors in understanding Aimco’s performance because they capture features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than other capital assets such as machinery, computers or other personal property. FFO, Pro forma FFO and AFFO should not be considered alternatives to net income (loss) as determined in accordance with GAAP, as indicators of performance. There can be no assurance that Aimco’s method of computing FFO, Pro forma FFO or AFFO is comparable with that of other real estate investment trusts.
The following table reconciles GAAP net income per share to Pro forma FFO per share and AFFO per share, each as presented at the mid-point of Aimco’s guidance:

(dollars per share) (unaudited)	Third Quarter	Full Year
	2017	2017
Net income	$0.10	$2.95
Depreciation, net	0.52	1.87
Gain on disposition of real estate, net of tax	—	(2.38)
Pro forma FFO	0.62	2.44
Capital Replacements, net	(0.10)	(0.32)
AFFO	$0.52	$2.12

34

LEVERAGE RATIO DEFINITIONS
Aimco’s leverage strategy targets the ratio of Debt and Preferred Equity to Adjusted EBITDA to be below 7.0x and the ratio of Adjusted EBITDA to Adjusted Interest and Preferred Dividends to be greater than 2.5x. Aimco also focuses on the ratios of Debt to Adjusted EBITDA and Adjusted EBITDA Coverage of Adjusted Interest. Aimco believes these ratios, which are based in part on non-GAAP financial information, are commonly used by investors and analysts to assess the relative financial risk associated with balance sheets of companies within the same industry, and they are believed to be similar to measures used by rating agencies to assess entity credit quality.
Aimco leverage includes Aimco’s share of long-term, non-recourse property debt secured by apartment communities in the Real Estate portfolio, a one-year term loan, outstanding borrowings under its revolving credit facility, and outstanding preferred equity. Aimco leverage excludes non-recourse property debt obligations of consolidated partnerships served by the Asset Management business (described further under the Asset Management definition, above). The value of the Asset Management business is attributed to the fees paid to Aimco from the operation and liquidation of the underlying partnerships, and the non-recourse property debt obligations of the partnerships in this business are not Aimco’s obligations and have limited effect on the amount of fees and other amounts Aimco expects to receive under the contractual agreements. Aimco reconciles consolidated balances to Aimco’s net leverage on Supplemental Schedule 5(a).
Aimco calculates its leverage ratios based on current quarter amounts, annualized.
As described further described in the Leverage Ratios discussion in the Earnings Release and in Supplemental Schedule 5(a), Aimco adjusted its second quarter leverage ratios to reflect the Palazzo acquisition as if it had closed on April 1, 2017. The effect of this adjustment is reflected in the Adjusted EBITDA reconciliation below.
ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (ADJUSTED EBITDA): Adjusted EBITDA represents Aimco’s share of the consolidated amount of Aimco net income, adjusted to exclude the effect of the following items for the reasons set forth below:

•
Adjusted Interest Expense, defined above, to allow investors to compare a measure of Aimco’s earnings before the effects of Aimco’s indebtedness with that of other companies in the real estate industry;

•
preferred dividends, to allow investors to compare a measure of Aimco’s earnings before the effects of Aimco’s capital structure and indebtedness with that of other companies in the real estate industry;

•
income taxes, to allow investors to measure Aimco’s performance independent of income taxes, which may vary significantly from other companies within Aimco’s industry due to leverage and tax planning strategies, among other factors;

•
depreciation and amortization, gains or losses on dispositions and impairment losses related to real estate, for similar reasons to those set forth in the discussion of FFO, Pro forma FFO and AFFO above; and

•
other items, including gains on dispositions of non-depreciable assets, as these are items that periodically affect Aimco operations, but that are not necessarily representative of Aimco’s ability to service its debt obligations.

35

A reconciliation of net income attributable to Aimco Common Stockholders to Adjusted EBITDA for Aimco’s Real Estate portfolio for the three months ended June 30, 2017 is as follows:

(in thousands) (unaudited)	Three Months Ended June 30, 2017
Net income attributable to Aimco Common Stockholders	$15,843
Adjustments:
Adjusted Interest Expense	39,254
Income tax benefit	(5,023)
Depreciation and amortization, net of noncontrolling interest	87,193
Gains on disposition and other, net of income taxes and noncontrolling partners’ interests	(1,331)
Preferred stock dividends	2,149
Net income attributable to noncontrolling interests in Aimco Operating Partnership	2,786
Other items, net	(179)
Pro forma adjustment (described above)	3,876
Adjusted EBITDA	$144,568

Annualized Adjusted EBITDA	$578,272
ADJUSTED INTEREST EXPENSE: Adjusted Interest Expense represents Aimco’s proportionate share of interest expense on non-recourse property debt encumbering Real Estate apartment communities and interest on the credit facility borrowings less (i) prepayment penalties and amortization of debt issuance costs and (ii) the amount of interest income recognized by Aimco related to its investment in the subordinated tranches in a securitization trust holding primarily Aimco property debt. Adjusted Interest Expense also excludes interest expense related to non-recourse property debt obligations of consolidated partnerships served by the Asset Management business.
Adjusted Interest Expense and Preferred Dividends as used in the leverage ratios on Supplemental Schedule 5(a) is calculated as follows:

(in thousands) (unaudited)	Three Months Ended June 30, 2017
Interest expense per consolidated statement of operations	$46,858
Interest expense related to non-recourse property debt obligations of consolidated partnerships served by the Asset Management business	(3,480)
Interest expense attributable to Real Estate portfolio	43,378
Adjustments:
Adjustments related to interest of consolidated and unconsolidated partnerships	(1,167)
Debt prepayment penalties and other non-interest items	(60)
Amortization of debt issue costs	(1,153)
Interest income received on securitization investment	(1,744)
Adjusted Interest Expense	$39,254
Preferred Dividends	4,088
Adjusted Interest Expense and Preferred Dividends	$43,342

Annualized Adjusted Interest Expense	$157,016
Annualized Adjusted Interest Expense and Preferred Dividends	$173,368
FIXED CHARGE COVERAGE RATIO: As defined by Aimco’s credit agreement, the ratio of (a) EBITDA to (b) fixed charges, which represent the sum of (i) Aimco’s proportionate share of interest expense (excluding prepayment penalties and amortization of debt issuance costs), (ii) debt amortization and (iii) Preferred Dividends, for the four fiscal quarters preceding the date of calculation. The calculation of certain of these measures as defined by Aimco’s Credit Agreement may differ from those used by Aimco in the calculations of its Leverage Ratios.

36

PREFERRED DIVIDENDS: Preferred dividends include dividends paid with respect to Aimco’s Preferred Stock and the Aimco OP’s Preferred Partnership Units, exclusive of preferred equity redemption related amounts.
PREFERRED EQUITY: Preferred equity represents the redemption amounts for Aimco’s Preferred Stock and the Aimco OP’s Preferred Partnership Units and may be found in Aimco’s consolidated balance sheets and on Supplemental Schedule 5(b).
PROPORTIONATE DEBT TO ADJUSTED EBITDA RATIO: The ratio of (a) Aimco’s share of net leverage as calculated on Supplemental Schedule 5(a) and shown above, excluding Preferred Equity to (b) Adjusted EBITDA.
PROPORTIONATE DEBT AND PREFERRED EQUITY TO ADJUSTED EBITDA RATIO: The ratio of (a) Aimco’s share of net leverage attributable to its Real Estate portfolio as calculated on Supplemental Schedule 5(a) and shown above to (b) Adjusted EBITDA.
NET OPERATING INCOME (NOI) MARGIN: Represents an apartment community’s net operating income as a percentage of the apartment community’s rental and other property revenues.
OTHER EXPENSES, NET: Other expenses, net includes franchise taxes, risk management activities related to Aimco’s unconsolidated partnerships and certain other corporate expenses and expenses specifically related to Aimco’s administration of its real estate partnerships, for example, services such as audit, tax and legal.
PROPERTY NET OPERATING INCOME (NOI) and PROPORTIONATE PROPERTY NOI: NOI is defined by Aimco as total property rental and other property revenues less direct property operating expenses, including real estate taxes. NOI does not include: property management revenues, primarily from affiliates; casualties; property management expenses; depreciation; or interest expense. NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations and financing arrangements. NOI is also considered by many in the real estate industry to be a useful measure for determining the value of real estate. Reconciliations of NOI as presented in this Earnings Release and Supplemental Information to Aimco’s consolidated GAAP amounts are provided below.
Due to the diversity of its economic ownership interests in its apartment communities in the periods presented, Aimco evaluates the performance of the apartment communities in its Real Estate segment using Proportionate Property NOI, which represents Aimco’s share of the NOI for the apartment communities that Aimco consolidates and manages but excludes apartment communities that it does not consolidate. Reconciliation of the Same Store Proportionate Property NOI presented on Supplemental Schedule 6 and the Redevelopment and Development Proportionate Property NOI presented on Supplemental Schedule 10 to the Real Estate segment Proportionate Property NOI has been provided below.

37

Real Estate Segment NOI Reconciliation
(in thousands)(unaudited)	Three Months Ended			Year to Date
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Rental and other property revenues
Same Store	$145,861	$145,045	$141,133	$290,906	$281,002
Redevelopment and Development	38,837	38,200	34,691	77,038	69,075
Acquisitions	5,462	4,875	948	10,336	1,820
Other Real Estate	28,977	28,853	28,511	57,832	55,450
Total Real Estate segment proportionate rental and other property revenues	$219,137	$216,973	$205,283	$436,112	$407,347

Property operating expenses
Same Store	$41,725	$42,913	$41,860	$84,637	$83,757
Redevelopment and Development	14,195	13,714	13,714	27,908	26,483
Acquisitions	2,146	2,230	536	4,376	992
Other Real Estate	10,321	10,606	10,584	20,930	20,709
Total Real Estate segment proportionate property operating expenses	$68,387	$69,463	$66,694	$137,851	$131,941

Property net operating income
Same Store	$104,136	$102,132	$99,273	$206,269	$197,245
Redevelopment and Development	24,642	24,486	20,977	49,130	42,592
Acquisitions	3,316	2,645	412	5,960	828
Other Real Estate	18,656	18,247	17,927	36,902	34,741
Total Real Estate proportionate property net operating income	$150,750	$147,510	$138,589	$298,261	$275,406

Proportionate Property NOI for Aimco’s Real Estate apartment communities includes ownership and other adjustments to provide comparability of results from period to period. The adjustments primarily include ownership differences between periods. As a result, Proportionate Property NOI shown above may differ from what may be computed using the information presented on Supplemental Schedule 2 for each category.
PORTFOLIO QUALITY RATINGS: Aimco measures the quality of apartment communities in its Real Estate portfolio based on average rents of our apartment homes compared to local market average rents as reported by a third-party provider of commercial real estate performance and analysis. Under this rating system, Aimco classifies as “A” quality apartment communities those earning rents greater than 125% of the local market average, as “B” quality apartment communities those earning rents between 90% and 125% of the local market average; “C+” quality apartment communities those earning rents greater than $1,100 per month, but lower than 90% of the local market average; and “C” quality apartment communities those earning rents less than $1,100 per month and lower than 90% of the local market average.
REAL ESTATE: Real Estate represents Aimco’s portfolio of apartment communities diversified by both price point and geography. Real Estate includes predominantly market rate apartment communities in which Aimco holds substantial equity ownership interest, generally 100%. Aimco’s Real Estate portfolio is classified into four categories, as follows:
SAME STORE: Same Store apartment communities are apartment communities that (a) are owned and managed by Aimco, (b) had reached a stabilized level of operations as of January 1, 2016 and maintained it throughout the current and the comparable prior periods and (c) are not expected to be sold within 12 months.
ACQUISITION: Includes apartment communities acquired since January 1, 2016.

38

REDEVELOPMENT AND DEVELOPMENT: Includes apartment communities currently under construction that have not achieved a stabilized level of operations and those that have been completed in recent years that had not achieved and maintained stabilized operations for both the current and the comparable prior periods.
OTHER REAL ESTATE: Real Estate apartment communities that do not meet the Same Store, Acquisition or Redevelopment and Development definitions.
SOLD AND HELD FOR SALE APARTMENT COMMUNITIES: Apartment communities either sold since January 1, 2016, or classified as held for sale at the end of the period. For purposes of highlighting results of operations related to Aimco’s retained portfolio, results for Sold and Held For Sale Apartment Communities are excluded from property net operating income and presented separately for Real Estate and Asset Management, on a net basis on Supplemental Schedule 2. Information about property net operating income for Sold and Held For Sale Apartment Communities may also be found on Supplemental Schedule 3(b).

39